EXHIBIT 99.1

PRESS RELEASE	CONTACT:	Douglas Russell
Rotonics Manufacturing Inc.
(310) 538-4932

FOR IMMEDIATE RELEASE

September 21, 2004

ROTONICS MANUFACTURING INC. ANNOUNCES

FISCAL YEAR-END AUDITED RESULTS

Gardena, California (September 21, 2004) – Rotonics Manufacturing Inc. (AMEX: RMI) today announced final results for fiscal 2004.  The final results were in line with the unaudited results announced in July 2004.  As such, we are pleased to announce audited net income of $1,304,200, or eleven cents per common share, on net sales of $40,332,900 compared to net income of $1,156,600, or nine cents per common share, on net sales of $35,972,100 for the same period last year.  The majority of our product groups reflected year-over-year improvements yielding an overall 12.1% increase in net sales.  We believe some of the improvement was fueled by the $1,525,000 we expended on new equipment, tooling and improvements that added to and improved the quality of our product offerings and our overall productivity.  We maintain committed to similar capital expenditure projects in the ensuing year that, coupled with fiscal 2004 additions, should continue to stimulate future sales growth.  We also remain optimistic that our marketplace will continue to strengthen and in turn will foster additional growth opportunities.

The notable increase in net sales played an important role in boosting fiscal 2004 net income by 12.8% and provided the needed base to mitigate the rising raw material, utility and insurance costs that continue to challenge our operations.  Even though it seems evident that these costs will continue to burden future operating results, we will remain vigilant in our efforts to effectively contain them.

We reported net income of $824,300, or seven cents per common share, on net sales of $12,292,500 for the fourth quarter ended June 30, 2004 compared with net income of $493,200, or four cents per common share, on the net sales of $9,826,000 for the same period last year.  Net sales for the fourth quarter of fiscal 2004 depict a return to sales volumes that were comparable to those prior to our country’s latest economic downturn that began in the year 2000.  The 25.1% upturn in net sales is again a testament to our efforts to improve productivity and quality of our product offerings, which in turn provided the catalyst that drove the 67.1% increase in net income during the fourth quarter and furthered our ability to offset the effects of rising raw material, natural gas and insurance costs incurred during fiscal 2004.  We remain optimistic that the economy will continue to move forward and we look forward to the possibilities of a stronger fiscal 2005.

Learn more about RMI and its multitude of rotonically processed plastic products on its website at www.rotonics.com.

ROTONICS MANUFACTURING INC.

Selected Financial Information

For the years ended June 30,

	2004	2003	2002

Net sales	$40,332,900	$35,972,100	$37,973,300

Income before taxes and cumulative effect of change in accounting principle for goodwill	$2,202,700	$1,834,000	$2,355,900

Income tax provision:
Current	(981,800)	(779,200)	(640,100)
Deferred	83,300	101,800	(307,100)
	(898,500)	(677,400)	(947,200)
Net income before cumulative effect of change In accounting principle for goodwill	1,304,200	1,156,600	1,408,700
Cumulative effect of change in accounting principle for goodwill	—	—	(4,105,900)

Net income/(loss)	$1,304,200	$1,156,600	$(2,697,200)

Income/(loss) per common share
Basic/diluted:

Income from operations	$.11	$.09	$.11
Cumulative effect of change in accounting principle for goodwill	—	—	(.32)
Net income/(loss) per common share	$.11	$.09	$(.21)

Stockholders’ Equity (1 & 2)	$17,177,200	$16,950,000	$16,780,100

Net book value per Common share (1 & 3)	$1.43	$1.37	$1.33

Common shares outstanding as of June 30, net of treasury	11,981,200	12,344,800	12,614,900

(1)                                  Fiscal 2002 includes reduction for cumulative effect of change in accounting principle for goodwill (FAS 142) amounting to $4,105,900.

(2)                                  Net of treasury stock reacquired and retired amounting to $679,700, $340,500 and $212,800 in fiscal years 2004, 2003 and 2002, respectively.  Also, adjusted for common stock dividends of $599,100, $616,000, and $630,200 in fiscal years 2004, 2003 and 2002, respectively.

(3)                                  Computed on the basis of the actual number of common shares outstanding at the end of the fiscal year, net of treasury.